POWER OF ATTORNEY

The undersigned, Michael Albrechtslund, managing director of Sparinvest Fondsmaeglerselskab A/S, company no. 21 74 93 30,
Kingosvej 1, 2630 Taastrup, Denmark (hereafter the Company), hereby authorize, effective as of 5 October 2011, the below mentioned agents the power to sign on behalf of the Company in relation to disclosure of substantial shareholding. The agents can only exercice the power to sign for the Company through the joint signatures of two agents.

The following agents can sign for the Company:

Benedikte Damgaard Nielsen			/s/Benedikte Damgaard Nielsen

Jane Vestergaard Lund			/s/ Jane  Vestergaard Lund

Henrik Baernholdt				/s/ Henrik Baernholdt

Kim Zartow					/s/ Kim Zartow

Thomas Roennow				/s/Thomas Roennow

Ulla Winther Tarstrup				/s/ Ulla Winther Tarstrup

Sparinvest Fondsmaeglerselskab A/S

Michael Albrechtslund			/s/Michael Albrechtslund
Managing director